MARATHON OIL CORPORATION REPORTS FOURTH QUARTER
AND FULL-YEAR 2006 RESULTS

Exhibit 99.1

HOUSTON, February 1, 2007 – Marathon Oil Corporation (NYSE: MRO) today reported fourth quarter 2006 net income of $1.079 billion, or $3.06 per diluted share. Net income in the fourth quarter of 2005 was $1.265 billion, or $3.43 per diluted share. For the fourth quarter of 2006, net income adjusted for special items was $838 million, or $2.38 per diluted share, compared to net income adjusted for special items of $1.329 billion, or $3.61 per diluted share, for the fourth quarter of 2005.

Marathon reported 2006 net income of $5.234 billion, or $14.50 per diluted share. Net income in 2005 was $3.032 billion, or $8.44 per diluted share. Marathon reported 2006 net income adjusted for special items of $4.636 billion, or $12.84 per diluted share, compared to net income adjusted for special items of $3.238 billion, or $9.02 per diluted share, for 2005.

Earnings Highlights*	Quarter ended December 31		Year ended December 31
(Dollars in millions, except per diluted share data)	2006	2005	2006	2005
Net income adjusted for special items**	$838	$1,329	$4,636	$3,238
Adjustments for special items (after tax):
Gain (loss) on long-term U.K. natural gas contracts	139	(45)	232	(223)
Deferred income taxes – tax legislation changes	—	—	21	15
– other adjustments	93	—	93	—
Gain on dispositions	31	—	274	—
Loss on early extinguishment of debt	(22)	—	(22)	—
Cumulative effect of change in accounting principle	—	(19)	—	(19)
Gain on sale of minority interests in Equatorial Guinea LNG Holdings Limited	—	—	—	21

Net income	$1,079	$1,265	$5,234	$3,032

Net income adjusted for special items** — per diluted share	$2.38	$3.61	$12.84	$9.02
Net income — per diluted share	$3.06	$3.43	$14.50	$8.44
Revenues and other income	$13,986	$17,215	$65,449	$63,345
Weighted average shares, in thousands — diluted	352,383	368,775	361,027	359,081

* Results are preliminary and unaudited. Marathon expects to issue its audited consolidated financial statements in March. ** See page 9 for a discussion of net income adjusted for special items.

Key Highlights

Exploration and Production

•	Increased 2006 sales volumes from continuing operations by 14 percent

•	Announced seven exploration discoveries in Angola and Norway

•	Realized 107 percent reserve replacement, exclusive of acquisitions and dispositions

•	Established position in three key U.S. resource plays

•	Progressed the Alvheim/Vilje development offshore Norway, first production expected second quarter 2007

•	Received Norwegian Government approval of Volund field plan for development and operation (PDO)

•	Progressed the Neptune deepwater Gulf of Mexico development, first production expected by early 2008

•	Signed production sharing contract (PSC) for the Pasangkayu exploration block in Indonesia

•	Realized substantial after-tax gain from sale of Russian businesses

Refining, Marketing and Transportation

•	Reached final investment decision on Garyville, La., refinery expansion project

•	Achieved record refinery crude oil and total throughput for the year

•	Formed ethanol joint venture (JV) and began construction of JV’s first ethanol plant in Greenville, Ohio

•	Awarded a front-end engineering and design (FEED) contract and launched a feasibility study for potential heavy oil upgrading projects at the Detroit and Catlettsburg, Ky., refineries, respectively

•	Completed all Tier II low sulfur fuel projects required as of June 1, 2006, on time and under budget

•	Continued to strengthen midstream business through strategic marine and terminal asset acquisitions

•	Increased Speedway SuperAmerica’s (SSA) same store gasoline and diesel sales volume 2.1 percent and merchandise sales 7.8 percent in 2006

•	Increased Marathon Brand gasoline and diesel sales volumes 5.8 percent in 2006

Integrated Gas

•	Progressed Equatorial Guinea LNG Train 1 project, first shipment expected second quarter 2007

•	Awarded FEED contract for possible second LNG train in Equatorial Guinea

Corporate

•	Achieved 2006 top quartile total shareholder return of 55 percent

•	Raised quarterly dividend rate 21 percent

•	Repurchased approximately 21 million common shares at a cost of $1.7 billion in 2006

•	Maintained financial flexibility and achieved a cash-adjusted debt to total capital ratio of approximately 6 percent as of year-end

•	Issued request for proposals (RFP) for potential Canadian oil sands venture

•	Achieved dramatic second year results in Bioko Island Malaria Control Project (BIMCP)

“Our vision, business model and strategy established five years ago have served as the foundation for Marathon’s continued success throughout 2006,” said Clarence P. Cazalot, Jr., Marathon president and CEO. “Marathon’s strong performance has been the result of dedicated employees throughout the Company who performed their jobs in a manner consistent with our corporate values. Through these efforts during 2006, we grew our upstream production, realized continued exploration success, achieved record refinery throughputs and continued to advance all of our major projects, including the significant Equatorial Guinea LNG Train 1 project.

“Marathon is poised to continue our success with a robust $4.2 billion capital, investment and exploration budget for 2007. In addition to the major projects now under construction, this budget includes funds for the 180,000 barrel per day Garyville refinery expansion, a 110 million gallon per year ethanol facility in Greenville, Ohio, a continued strong exploration program and the front-end engineering and design process for the potential Equatorial Guinea LNG Train 2 facility. During the three year period 2005 through 2007, Marathon will have invested over $15 billion, enabling us to meet the energy needs of our customers while also realizing continued profitable growth across all our business segments.”

Segment Results

Effective January 1, 2006, Marathon revised its measure of segment income to reflect the effects of minority interests and income taxes related to the segments. In addition, the results of activities primarily associated with the marketing of the Company’s equity natural gas production, which had been presented as part of the Integrated Gas segment prior to 2006, are now included in the Exploration and Production segment. Segment information for all periods presented in this release reflects these changes.

Total segment income was $833 million in the fourth quarter of 2006 and $4.814 billion for the full-year 2006 compared with $1.452 billion and $3.570 billion in the same periods of 2005.

	Quarter ended December 31		Year ended December 31
(Dollars in millions)	2006	2005	2006	2005
Segment Income (Loss)

Exploration and Production:
United States	$167	$301	$873	$983
International	140	375	1,130	904

Total E&P	307	676	2,003	1,887
Refining, Marketing and Transportation	533	765	2,795	1,628
Integrated Gas	(7)	11	16	55

Segment Income***	$833	$1,452	$4,814	$3,570

*** See Preliminary Supplemental Statistics on page 13 for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production

Upstream segment income totaled $307 million in the fourth quarter of 2006 compared to $676 million in the same period of 2005. The decrease was primarily due to lower natural gas sales prices and volumes, and higher exploration expenses and income taxes, partially offset by higher liquid hydrocarbon sales volumes and prices.

For the year, upstream segment income totaled $2.003 billion compared to $1.887 billion for 2005. This increase was primarily due to higher liquid hydrocarbon sales volumes and prices, partially offset by higher income taxes, operating costs and exploration expenses and decreases in natural gas sales volumes.

Reported sales volumes for the fourth quarter of 2006 averaged 357,000 barrels of oil equivalent per day (boepd) and production available for sale averaged 363,000 boepd. The difference between the sales volume and production available for sale was primarily a result of the Company producing, and injecting into storage, natural gas contracted for future sale in Ireland. Reported sales volumes from continuing operations averaged 365,000 boepd for 2006, representing growth of 14 percent over 2005. Production available for sale from continuing operations for 2006 also averaged 365,000 boepd. The largest sales volume increase in both periods was in Libya, where first crude oil sales occurred in the first quarter of 2006.

United States upstream income was $167 million in the fourth quarter of 2006 compared to $301 million in the same period of 2005. This decline was primarily a result of lower natural gas sales prices and volumes. United States upstream income was $873 million for the year compared to $983 million in 2005. This decline was primarily a result of lower natural gas sales prices and volumes, higher operating costs and exploration expenses, partially offset by higher liquid hydrocarbon sales prices.

International upstream income was $140 million in the fourth quarter of 2006 compared to $375 million in the same period of 2005. On a pre-tax basis, international upstream income increased $58 million as a result of higher liquid hydrocarbon sales volumes and prices, primarily due to the resumption of production in Libya, partially offset by lower natural gas sales volumes and prices and higher exploration expenses. Exploration expenses for the fourth quarter of 2006 included $47 million for exiting the Cortland and Empire leases in Nova Scotia. This increase in pre-tax income was more than offset by a $293 million increase in income taxes for the quarter, primarily in Libya and the United Kingdom. International upstream income was $1.130 billion for the year, compared to $904 million in 2005. This increase was primarily a result of higher liquid hydrocarbon sales volumes due to the resumption of production in Libya and higher liquid hydrocarbon prices. The increase for the year was substantially offset by higher income taxes and exploration expenses.

	Quarter ended		Year ended
	December 31		December 31
	2006	2005	2006	2005
Key Production Statistics

Net Sales:

United States – Liquids (mbpd)	74	78	76	76

United States – Gas (mmcfpd)	522	599	532	578

International – Liquids (mbpd)	138	116	147	88

International – Gas (mmcfpd)	352	406	315	354

Net Sales from Continuing Operations (mboepd)	357	362	365	319

Discontinued Operations (mboepd)	—	30	12	27

Total Net Sales (mboepd)	357	392	377	346

In an effort to deliver profitable growth opportunities, Marathon continues to expand its resource base through successful exploration as well as selective acquisitions. These efforts have created a well defined portfolio of development opportunities which are expected to yield a compound average production growth rate of six to nine percent through 2010. Production available for sale in 2007 is expected to range between 390,000 and 425,000 boepd. During 2006, the Company added net proved reserves of 143 million barrels of oil equivalent (boe), excluding 45 million boe of dispositions and three million boe of acquisitions, while producing 134 million boe during the year, resulting in a reserve replacement of 107 percent. Including acquisitions, reserve replacement was 109 percent.

Key acreage acquisitions during 2006 include an extensive leasehold position in the Bakken Shale of North Dakota and Montana, the Piceance Basin of Western Colorado and the Barnett Shale in North Central Texas. These new U.S. resource plays expose Marathon to potential net resources of approximately 285 million boe.

Key among Marathon’s major upstream future production drivers are the Company’s Alvheim/Vilje development on the Norwegian Continental Shelf, gas production from the Alba field offshore Equatorial Guinea which will supply the Equatorial Guinea LNG Train 1 facility, and the Neptune development in the Gulf of Mexico.

Construction on the Alvheim/Vilje project is nearly complete and commissioning has commenced. Lower productivity in electrical and instrumentation activity delayed the start of commissioning by approximately one month. First production from the Alvheim/Vilje development is now expected during the second quarter of 2007. Nevertheless, this project remains on an industry leading completion schedule, moving from discovery to first production in four years. Four wells will be available at first production and drilling activities will continue into 2008. A peak net rate of approximately 75,000 boepd is expected in early 2008.

Approval was received from the Norwegian Ministry of Petroleum and Energy for the Volund plan for development and operation (PDO). Volund, which is located near the Alvheim complex, will be tied back to the Alvheim floating production, storage and offloading (FPSO) vessel. First production is expected in the second quarter of 2009.

Development of Neptune continues to progress. The project is 63 percent complete and on target for first production by early 2008.

Marathon’s production growth opportunities include seven discoveries announced during 2006 in Norway and Angola. In the fourth quarter, Marathon participated in the Salsa discovery in deepwater Angola Block 32 and the Terra discovery in deepwater Angola Block 31. Additional drilling is required to determine the commerciality of these two discoveries. In addition, Marathon has participated in five wells that have reached total depth in deepwater Angola. More details will be announced upon government and partner approvals.

In June 2006, Marathon was awarded a 70 percent interest and operatorship in the Pasangkayu Block offshore Indonesia as part of that country’s 2005 regular tender round. Current exploration plans call for the collection of geophysical data during 2007, followed by drilling during 2008 and 2009.

In the fourth quarter, Marathon sold 90 percent of its interest in the Ash Shaer and Cherrife natural gas fields in Syria for an after-tax gain of $31 million. The Company expects to sell the remaining 10 percent interest in 2007. Also in 2006, Marathon completed the sale of its Russian oil exploration and production businesses for $787 million, plus preliminary working capital and other closing adjustments of approximately $56 million, for a total transaction value of $843 million and an after-tax gain of $243 million.

Refining, Marketing and Transportation

Downstream segment income was $533 million in the fourth quarter of 2006 and $2.795 billion for the year compared to segment income of $765 million and $1.628 billion in the comparable periods of 2005. Segment income for the full year of 2006 benefited from Marathon’s June 30, 2005, acquisition of the 38 percent minority interest in the downstream operations.

The key driver of the changes in quarterly and full-year segment income was the Company’s refining and wholesale marketing gross margin, which averaged 17.07 cents per gallon in the fourth quarter of 2006 compared to 21.84 cents in the same quarter of 2005 and averaged 22.88 cents per gallon for 2006 compared to 15.82 cents per gallon in 2005. These gross margin changes were consistent with the changes in the relevant market indicators (crack spreads) for the Midwest and Gulf Coast markets. Narrower sweet/sour crude differentials in the fourth quarter of 2006 also contributed to declining margins in that period. The increase in the refining and wholesale marketing gross margin for the year reflected wider crack spreads, improved refined product sales realizations, the favorable effects of the Company’s ethanol blending program and increased refinery throughputs.

While derivative effects in the fourth quarter of 2006 did not differ significantly from the same period in 2005, the Company’s full-year refining and wholesale marketing gross margins included a pre-tax gain of $400 million in 2006 and a pre-tax loss of $238 million in 2005 related to derivatives utilized primarily to manage price risk. These derivative gains and losses are largely offset by gains and losses on the physical commodity transactions related to these derivative positions.

Crude oil refined during the fourth quarter of 2006 averaged 952,000 barrels per day (bpd), down slightly from the record throughput achieved in the fourth quarter of 2005. This decrease was due to production levels being maximized in late 2005 to replenish refined product supplies depleted by the effects of Hurricanes Katrina and Rita. Crude oil refined for the year 2006 averaged a record 980,000 bpd, 7,000 bpd higher than 2005. Total refinery throughputs averaged a record 1,214,000 bpd for the year 2006, three percent higher than the 1,178,000 bpd for 2005. This record throughput was primarily a result of the expansion of the Detroit refinery from 74,000 to 100,000 bpd, which was completed during the fourth quarter of 2005.

SSA’s gasoline and distillate gross margin averaged 11.21 cents per gallon during the fourth quarter of 2006, down from the 14.00 cents per gallon realized in the fourth quarter of 2005, and averaged 11.56 cents per gallon for the full-year 2006, down from the 12.30 cents per gallon realized in 2005. SSA’s same store merchandise sales increased 5.9 percent during the fourth quarter and 7.8 percent for the full-year 2006.

	Quarter ended		Year ended
	December 31		December 31
	2006	2005	2006	2005
Key Refining, Marketing and Transportation Statistics

Crude Oil Refined (mbpd)	952	980	980	973

Other Charge and Blend Stocks (mbpd)	260	259	234	205

Total Refinery Inputs (mbpd)	1,212	1,239	1,214	1,178

Refined Product Sales Volumes (mbpd)****	1,389	1,504	1,425	1,455

Refining and Wholesale Marketing Gross Margin ($/gallon) ****	$0.1707	$0.2184	$0.2288	$0.1582

****On April 1, 2006, Marathon changed its accounting for matching buy/sell arrangements as a result of a new accounting standard. This change resulted in lower refined product sales volumes and a higher refining and wholesale marketing gross margin per gallon in subsequent periods of 2006 than would have been reported under the previous accounting practices. See Selected Notes to Consolidated Financial Statements on page 12.

In the fourth quarter, Marathon reached a final investment decision for the projected $3.2 billion Garyville refinery expansion project which will increase the refinery’s 245,000 bpd capacity by 180,000 bpd. In addition, the Louisiana Department of Environmental Quality has recently approved the air permit for the expansion project. When completed in late 2009, this expansion will enable the refinery to provide an additional 7.5 million gallons of clean transportation fuels to the market each day.

Also in the fourth quarter, Marathon announced that it had awarded a FEED contract for a potential heavy oil upgrading project at the Company’s 100,000 bpd Detroit refinery, and that it is undertaking a feasibility study for a similar upgrading project at the Company’s 222,000 bpd Catlettsburg refinery.

In 2006, Marathon and its partner announced that the companies signed a definitive agreement forming a 50/50 joint venture, which will construct one or more ethanol plants. In the fourth quarter, the companies selected the venture’s initial plant site, Greenville, Ohio, and groundbreaking and construction have commenced on a 110 million gallon per year ethanol facility. The facility is expected to be operational as soon as the first quarter of 2008.

To increase the Company’s marine transportation flexibility in supplying fuel, crude oil and other petroleum products, Marathon acquired five towboats and 10 heater barges during the fourth quarter. Also in 2006, the Company acquired refined products terminals in Hartford, Ill., and Clermont, Ind., to improve its ability to serve these markets.

Integrated Gas
The Integrated Gas segment reported a loss of $7 million in the fourth quarter of 2006 and income of $16 million for the year 2006 compared to income of $11 million and $55 million in the comparable periods of 2005. In the fourth quarter of 2006, a $17 million pre-tax loss was recognized as a result of the renegotiation of a technology agreement with Syntroleum Corporation. Also contributing to the full-year decline was a reduction in income from the Company’s equity method investment in Atlantic Methanol Production Company LLC (AMPCO) due to a planned turnaround and compressor repair.

The Equatorial Guinea LNG Train 1 project continued to progress during 2006. As of the end of the fourth quarter, construction of the project was nearly complete and commissioning has commenced. First LNG shipments are projected to begin in the second quarter of 2007. In 2006, Marathon and its project partners awarded a FEED contract for initial work related to a potential second LNG train on Bioko Island, Equatorial Guinea. The FEED work is expected to be completed by the end of the first quarter of 2007. The scope of the FEED work for the potential 4.4 million metric tonnes per annum (mmtpa) Train 2 LNG project includes feed gas metering, liquefaction, refrigeration, ethylene storage, boil off gas compression, product transfer to storage and LNG product metering. A final investment decision is expected in early 2008.

Corporate/Other

In 2006, Marathon’s Board of Directors approved an increase in the Company’s quarterly dividend for the third time in three years for a total increase of 74 percent. In January 2006, Marathon announced a $2 billion share repurchase program. As of December 31, 2006, the Company has repurchased approximately 21 million of its common shares, or six percent of outstanding shares at December 31, 2005, at a cost of $1.7 billion. Recently, the Company’s Board of Directors authorized a $500 million increase in the share repurchase program. Marathon currently anticipates completing share repurchases under the initial $2 billion program in February 2007, with the additional $500 million in share repurchases projected to be completed during the first half of 2007. This program may be changed based on the Company’s financial condition or changes in market conditions and is subject to termination prior to completion.

In the fourth quarter, Marathon issued a request for proposals (RFP) to engage interested parties in a process that could lead to a Canadian oil sands venture. The RFP process is intended to explore various commercial arrangements under which Marathon would provide heavy Canadian oil sands crude oil processing capacity in exchange for an equity interest in a Canadian oil sands project through a joint venture, or other alternative business arrangements.

Marathon and its project partners have achieved dramatic results during the second year of the five-year, $12.8 million Bioko Island Malaria Control Project (BIMCP) in Equatorial Guinea. Year two results included a 95 percent reduction in malaria transmitting mosquitoes and a 44 percent reduction in the presence of malaria parasites in children. These results further demonstrate that the BIMCP is steadily eradicating the transmission of a disease that poses the most significant health threat to the citizens of Equatorial Guinea.

Special Items

Marathon has two long-term natural gas sales contracts in the United Kingdom that are accounted for as derivative instruments. Mark-to-market changes in the valuation of these contracts must be recognized in current period income. The non-cash after-tax mark-to-market gains on these two long-term natural gas sales contracts related to Marathon’s Brae natural gas production totaled $139 million in the fourth quarter of 2006 and $232 million for the year. Due to the volatility in the fair value of these contracts, Marathon excludes these non-cash gains and losses from “net income adjusted for special items.”

During the fourth quarter of 2006, Marathon recorded a deferred income tax benefit of $93 million related to cumulative income tax basis differences associated with prior period transactions. This benefit was excluded from “net income adjusted for special items.”

In the fourth quarter of 2006, Marathon sold 90 percent of its interest in natural gas fields in Syria. The $31 million after-tax gain on this disposition has been excluded from “net income adjusted for special items.”

Also in the fourth quarter of 2006, Marathon extinguished a portion of its outstanding debt at a premium, and recognized a $22 million after-tax loss. This loss has been excluded from “net income adjusted for special items.”

Other special items excluded from full-year 2006 “net income adjusted for special items” were the gain on the disposition of the Company’s Russian oil exploration and production businesses and the impact of a U.K tax legislation change. These special items were discussed in the quarters in which they occurred.

The Company will conduct a conference call and webcast today, February 1, 2007, at 3 p.m. EST during which it will discuss fourth quarter and full-year 2006 results. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon Web site at www.Marathon.com. Replays of the webcast will be available through February 15, 2007. Quarterly financial and operational information is also provided on Marathon’s Web site at http://www.marathon.com/Investor_Center/Investor_Relations/in the Quarterly Investor Packet.

- xxx -

In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon’s ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release. “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP. Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon’s financial performance between periods. Management also uses “net income adjusted for special items” to compare Marathon’s performance to certain competitors.

This release contains forward-looking statements with respect to future capital, investment and exploration spending, the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas and condensate production and sales, expansion plans for core areas, the Alvheim/Vilje development, the Volund and Neptune developments, potential developments in Angola, anticipated future exploratory and development drilling activity in Indonesia and other locations, a joint venture that would construct and operate ethanol plants, the Garyville expansion project, an LNG project in Equatorial Guinea and possible expansion thereof, a possible Canadian oil sands venture, heavy oil refining upgrading projects, and the common stock repurchase program. Some factors that could potentially affect future capital, investment and exploration spending, worldwide liquid hydrocarbon and natural gas and condensate production and sales, expansion plans for core areas, the Alvheim/Vilje development, the Volund and Neptune developments, potential developments in Angola, and anticipated future exploratory and development drilling activity include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Except for the Alvheim/Vilje and Volund developments, the foregoing forward-looking statements may be further affected by the inability or delay in obtaining government and third-party approvals and permits. Worldwide production and sales could also be affected by the occurrence of acquisitions or dispositions of oil and gas properties. Factors that could affect the ethanol plant construction, management and development, and the Garyville expansion project include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, necessary government and third-party approvals, and other risks customarily associated with construction projects. The Garyville project may be further affected by crude oil supply. Factors that could affect the LNG project include unforeseen problems arising from commissioning of the facilities, unforeseen hazards such as weather conditions, and other operating considerations, such as shipping of the LNG. In addition to these factors, other factors that could potentially affect the possible expansion of the LNG project and the development of additional LNG capacity through additional projects include partner approvals, access to sufficient natural gas volumes through exploration or commercial negotiations with other resource owners and access to sufficient regasification capacity. Factors that could affect the formation of the Canadian oil sands venture and heavy oil refining upgrading projects include unforeseen difficulty in negotiation of definitive agreements, results of front-end engineering and design work, inability or delay in obtaining necessary government and third-party approvals, continued favorable investment climate, and other geological, operating and economic considerations. The refining upgrading projects may be further affected by approval of Marathon’s Board of Directors. The forward-looking statements related to proved reserves are based on certain assumptions including, among others, presently known physical data concerning size and character of reservoirs, economic recoverability, technology development, future drilling success, production experience, industry economic conditions, levels of cash flow from operations and operating conditions. The common stock repurchase program could be affected by changes in prices of and demand for crude oil, natural gas and refined products, actions of competitors, disruptions or interruptions of the Company’s production or refining operations due to unforeseen hazards such as weather conditions or acts of war or terrorist acts, and other operating and economic considerations. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2005, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Marathon Oil Corporation uses certain terms in this press release, such as net resources of barrels of oil equivalent, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosures in Marathon’s periodic filings with the SEC, available from us at 5555 San Felipe, Houston, Texas 77056 and the Company’s Web site at http://www.Marathon.com. You can also obtain this information from the SEC by calling 1-800-SEC-0330.

Media Relations Contacts:	Paul Weeditz	713-296-3910
	Scott Scheffler	713-296-4102
Investor Relations Contacts:	Ken Matheny	713-296-4114
Howard Thill	713-296-4140

Condensed Consolidated Statements of Income (Unaudited)
	Quarter Ended		Year Ended
	December 31		December 31
(Dollars in millions, except per share data)	2006	2005	2006	2005
Revenues and Other Income:
Sales and other operating revenues (including consumer excise taxes)	$13,274	$13,904	$57,973	$48,948
Revenues from matching buy/sell transactions	208	2,829	5,457	12,636
Sales to related parties	325	355	1,466	1,402
Income from equity method investments	93	112	391	265
Net gains on disposal of assets	49	11	77	57
Other income, net	37	4	85	37

Total revenues and other income	13,986	17,215	65,449	63,345

Costs and Expenses:
Cost of revenues (excludes items below)	9,768	10,045	42,415	37,806
Purchases related to matching buy/sell transactions	191	3,052	5,396	12,364
Purchases from related parties	51	62	210	225
Consumer excise taxes	1,240	1,204	4,979	4,715
Depreciation, depletion and amortization	388	353	1,518	1,303
Selling, general and administrative expenses	333	304	1,228	1,155
Other taxes	91	77	371	318
Exploration expenses	131	87	365	217

Total costs and expenses	12,193	15,184	56,482	58,103

Income from Operations	1,793	2,031	8,967	5,242
Net interest and other financing costs (income)	(44)	47	(37)	146
Loss on early extinguishment of debt	35	–	35	–

Minority interests in income (loss) of:
Marathon Petroleum Company LLC	–	–	–	384
Equatorial Guinea LNG Holdings Limited	(3)	(4)	(10)	(8)

Income from Continuing Operations before Income Taxes	1,805	1,988	8,979	4,720
Provision for income taxes	726	723	4,022	1,714

Income from Continuing Operations	1,079	1,265	4,957	3,006
Discontinued operations	–	19	277	45

Income before cumulative effect of change in accounting principle	1,079	1,284	5,234	3,051
Cumulative effect of change in accounting principle	–	(19)	–	(19)

Net Income	$1,079	$1,265	$5,234	$3,032

Income from Continuing Operations
Per share — basic	$3.09	$3.46	$13.85	$8.44
Per share – diluted	$3.06	$3.43	$13.73	$8.37
Net Income
Per share — basic	$3.09	$3.46	$14.62	$8.52
Per share – diluted	$3.06	$3.43	$14.50	$8.44
Dividends paid per share	$0.40	$0.33	$1.53	$1.22
Weighted average shares, in thousands
Basic	349,604	365,486	357,911	356,003
Diluted	352,383	368,775	361,027	359,081

Selected Notes to Financial Statements (Unaudited)

1.	On April 1, 2006, Marathon changed its accounting for matching buy/sell arrangements that are entered into or modified on or after April 1, 2006 as a result of a new accounting standard. In a typical matching buy/sell transaction, Marathon enters into a contract to sell a particular grade of crude oil or refined product at a specified location and date to a particular counterparty and simultaneously agrees to buy a particular grade of the same commodity at a specified location on the same or another specified date from the same counterparty. Prior to this change in accounting, Marathon recorded such matching buy/sell transactions in both revenues and cost of revenues as separate sales and purchase transactions. Upon adoption, these transactions are accounted for as exchanges of inventory. Transactions arising from matching buy/sell arrangements entered into before April 1, 2006 will continue to be reported as separate sales and purchase transactions.

This change in accounting will not have an effect on net income. However, the amount of revenues recognized subsequent to adoption will be less than the amount that would have been recognized under previous accounting practices. Cost of revenues will decrease by an amount equal to the decrease in revenues.

Preliminary Supplemental Statistics (Unaudited)
	Quarter Ended		Year Ended
	December 31		December 31
(Dollars in millions, except as noted)	2006	2005	2006	2005
Segment Income (Loss)
Exploration & Production
United States	$167	$301	$873	$983
International	140	375	1,130	904

Total E&P	307	676	2,003	1,887
Refining, Marketing & Transportation	533	765	2,795	1,628
Integrated Gas	(7)	11	16	55

Segment Income	833	1,452	4,814	3,570

Items not allocated to segments, net of taxes:
Corporate and other unallocated items	5	(142)	(212)	(377)
Gain (loss) on long-term U.K. natural gas contracts	139	(45)	232	(223)
Deferred income taxes – tax legislation changes	—	—	21	15
– other adjustments	93	—	93	—
Gain on dispositions	31	—	274	—
Loss on early extinguishment of debt	(22)	—	(22)	—
Cumulative effect of change in accounting principle	—	(19)	—	(19)
Gain on sale of minority interests in EG Holdings	—	—	—	21
Discontinued operations	—	19	34	45

Net Income	$1,079	$1,265	$5,234	$3,032
Capital Expenditures
Exploration & Production	$553	$439	$2,169	$1,366
Refining, Marketing & Transportation(a)	389	333	916	841
Integrated Gas(b)	71	58	307	571
Discontinued Operations	—	21	45	94
Corporate	15	14	41	18

Total	$1,028	$865	$3,478	$2,890
Exploration Expense
United States	$60	$59	$169	$118
International	71	28	196	99

Total	$131	$87	$365	$217

Preliminary Supplemental Statistics (Unaudited) (continued)
	Quarter Ended		Year Ended
	December 31		December 31
	2006	2005	2006	2005
Operating Statistics
Net Liquid Hydrocarbon Sales (mbpd)(c)
United States	74	78	76	76
Europe	34	54	35	36
Africa	104	62	112	52

Total International	138	116	147	88

Worldwide Continuing Operations	212	194	223	164

Discontinued operations	—	30	12	27

Worldwide	212	224	235	191

Net Natural Gas Sales (mmcfd)(c)(d)
United States	522	599	532	578
Europe	262	314	243	262
Africa	90	92	72	92

Total International	352	406	315	354

Worldwide	874	1,005	847	932

Net Sales from Continuing Operations (mboepd)	357	362	365	319
Net Sales from Discontinued Operations (mboepd)	—	30	12	27

Total Net Sales (mboepd)	357	392	377	346

Average Realizations (e)
Liquid Hydrocarbons ($ per net bbl)
United States	$48.33	$48.78	$54.41	$45.41
Europe	59.01	58.44	64.02	52.99
Africa	53.61	44.52	59.83	46.27
Total International	54.94	50.99	60.81	49.04
Worldwide Continuing Operations	52.63	50.10	58.63	47.35
Discontinued operations	—	34.66	38.38	33.47
Worldwide	$52.63	$47.98	$57.58	$45.42
Natural Gas ($ per net mcf)
United States	$5.36	$8.30	$5.76	$6.42
Europe	6.49	7.57	6.74	5.70
Africa	0.32	0.24	0.27	0.25
Total International	4.90	5.92	5.27	4.28
Worldwide	$5.17	$7.34	$5.58	$5.61

Preliminary Supplemental Statistics (Unaudited) (continued)
	Quarter Ended		Year Ended
	December 31		December 31
(Dollars in millions, except as noted)	2006	2005	2006	2005
Refinery Runs (mbpd)
Crude Oil Refined	952	980	980	973
Other Charge and Blend Stocks	260	259	234	205

Total	1,212	1,239	1,214	1,178
Refined Product Yields (mbpd)
Gasoline	681	703	661	644
Distillates	342	329	323	318
Propane	24	21	23	21
Feedstocks and Special Products	74	81	107	96
Heavy Fuel Oil	34	38	26	28
Asphalt	74	81	89	85

Total	1,229	1,253	1,229	1,192
Refined Product Sales Volumes (mbpd)(f)(g)	1,389	1,504	1,425	1,455
Matching buy/sell volumes included in refined product sales volumes (mbpd) (g)	—	73	24	77
Refining and Wholesale Marketing Gross Margin ($/gallon)(h)	$0.1707	$0.2184	$0.2288	$0.1582
Speedway SuperAmerica LLC
Number of SSA retail outlets	1,636	1,638	—	—
SSA Gasoline and Distillate Sales(i)	842	834	3,301	3,226
SSA Gasoline and Distillate Gross Margin ($/gallon)	$0.1121	$0.1400	$0.1156	$0.1230
SSA Merchandise Sales	$677	$637	$2,706	$2,531
SSA Merchandise Gross Margin	$170	$158	$667	$626

(a) Includes MPC at 100 percent.

(b) Includes Equatorial Guinea LNG Holdings at 100 percent.

(c) Amounts represent net sales after royalties, except for Ireland where amounts are before royalties.

(d) Includes natural gas acquired for injection and subsequent resale of 47 mmcfd and 50 mcfd in the fourth quarters of 2006 and 2005, and 46 mmcfd and 38 mmcfd for the years 2006 and 2005. Effective July 1, 2005, the methodology for allocating sales volumes between natural gas produced from the Brae complex and third-party natural gas production was modified, resulting in an increase in volumes representing natural gas acquired for injection and subsequent resale.

(e) Excludes gains and losses on traditional derivative instruments and the unrealized effects of long-term U.K. natural gas contracts that are accounted for as derivatives.

(f) Total average daily volumes of all refined product sales to wholesale, branded and retail (SSA) customers.

(g) As a result of the change in accounting for matching buy/sell arrangements on April 1, 2006, the reported sales volumes will be lower than the volumes determined under the previous accounting practices. See Selected Notes to Consolidated Financial Statements on page 12.

(h) Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation. As a result of the change in accounting for matching buy/sell transactions on April 1, 2006, the resulting per gallon statistic will be higher than the statistic that would have been calculated from amounts determined under previous accounting practices. See Selected Notes to Consolidated Financial Statements on page 12.

(i) Millions of gallons.